Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedQuist Holdings Inc.:
We consent to the use of our report dated March 16, 2011, with respect to the consolidated balance sheets of MedQuist Holdings Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of MedQuist Holdings Inc. incorporated herein by reference.
/s/ KPMG LLP

Philadelphia, Pennsylvania
August 17, 2011